                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT*

                          NAME                          STATE OF INCORPORATION
                          ----                          ----------------------
        Subsidiaries Incorporated in the United
        States..................................
        ----------------------------------------

        C/P Products Corp.....................                 Indiana

        United Sales and Warehouse of Texas, Inc.              Texas

        Foreign Subsidiaries:
        ---------------------

        The Coast Distribution System (Canada) Inc.            Quebec, Canada

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*      In accordance with the descriptions set forth in Paragraph (b) of Item
       601 of Regulation S-K, there have been omitted those subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1999.